Exhibit 99.1

INLET TECHNOLOGIES, INC.

STOCK OPTION PLAN

(as amended and restated)

1.	Purpose. The Inlet Technologies, Inc. Stock Option Plan (the “Plan”) is established to create an additional incentive for key employees, directors and consultants or advisors of Inlet Technologies, Inc. and any successor corporations or any present or future parent and/or subsidiary corporations of such corporation (collectively, the “Company”) to promote the financial success and progress of the Company. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, other than power to terminate or amend the Plan as provided in Paragraph 11 hereof, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any award granted under the Plan shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option (as defined below). Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation or election.

3.	Eligibility. The Board may grant options (each an “Option”) to purchase shares of the authorized but unissued common stock of the Company (the “Stock”), which Options may be either incentive stock options as defined in Section 422 of the Code (an “Incentive Stock Option”) or nonqualified stock options. Options may be granted to employees, officers, directors, consultants, advisors or other independent contractors (collectively “persons”). The Board, in its sole discretion, shall determine to whom Options are granted (each an “Optionee”). An Option that the Board intends to be an Incentive Stock Option shall only be granted to an employee of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to an Optionee, if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. An Optionee may, if otherwise eligible, be granted additional Options.

4.	Shares Subject to Option. Subject to adjustment as provided in Paragraph 9 below, the maximum number of shares of Stock which may be issued pursuant to Options granted under the Plan shall be Five Million One Hundred Forty-Nine Thousand (5,149,000). If any outstanding Option for any reason expires or is terminated or cancelled, the shares of Stock allocable to the unexercised portion of such Option, may again be subject to an Option. It is intended that the Plan shall constitute a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act of 1933, as amended (“Rule 701”), to the extent applicable, and that the Plan shall otherwise be administered in compliance with the requirements of Rule 701. To ensure such compliance, the Company shall maintain a record of shares subject to outstanding Options under the Plan and the exercise price of the Options, plus a record of all shares of Stock issued upon the exercise of the Options and the exercise price of the Options.

5.	Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company.

6.	Terms, Conditions and Form of Options. Subject to the provisions of the Plan, the Board shall determine for each Option the number of shares of Stock into which the Option is exercisable, whether the Option is to be treated as an Incentive Stock Option or as a nonqualified stock option and all other terms and conditions of the Option. Each Option granted pursuant to the Plan shall comply with and be subject to the following terms and conditions:

(a)	Exercise Price. The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (i) the exercise price per share for an Incentive Stock Option shall be not less than the fair market value of a share of Stock on the date of grant and (ii) the exercise price per share of an Incentive Stock Option granted to an Optionee who on the date of the grant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company within the meaning of Section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall be not less than one hundred ten percent (110%) of the fair market value of a share of Stock on the date of grant. For this purpose, “fair market value” means the value assigned to the Stock by the Board for any date of grant, as determined pursuant to a reasonable method established by the Board that is consistent with the requirements of Sections 422 and 424 of the Code and the regulations thereunder (which method may be changed from time to time). Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a nonqualified stock option) may be granted by the Board in its discretion with an exercise price lower than the minimum exercise price set forth above if, in the case of an Incentive Stock Option, such Option is granted pursuant to an assumption or substitution for another option in accordance with the provisions of Section 424(a) of the Code. The foregoing shall not require that any such assumption or modification will result in the Option having the same characteristics, attributes or tax treatment as the Option for which it is substituted.

(b)	Exercise Period of Options. The Board shall have the power to set the times on or within which an Option shall be exercisable or the events upon which an Option shall be exercisable and the term of an Option; provided, however, that (i) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the date of grant, (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date of grant, (iii) no Option shall be exercisable after the date the Optionee’s employment with the Company is terminated for cause (as determined in the sole discretion of the Board unless cause is defined in an employment agreement between the Optionee and the Company in which case such definition shall be used); and (iv) each Incentive Stock Option shall terminate and cease to be exercisable no later than three (3) months after the date on which the Optionee terminates employment with the Company, unless the Optionee’s employment with the Company was terminated as a result of the Optionee’s death or disability (within the meaning of Section 22(e)(3) of the Code), in which event the Incentive Stock Option shall terminate and cease to be exercisable no later than twelve (12) months from the date on which the Optionee’s employment terminated. For this purpose, an Optionee’s employment shall be deemed to have terminated as a result of death if the Optionee dies within three (3) months following the Optionee’s termination of employment.

(c)

Payment of Exercise Price. Payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option may consist entirely of (a) cash; (b) check; (c) subject to any requirements of the applicable laws (including without limitation Section 153 of the Delaware General Corporation Law), delivery of Optionee’s promissory note having such recourse, interest, security and redemption provisions as the Board determines to be appropriate after taking into account the potential accounting consequences of permitting an Optionee to deliver a promissory note; (d) cancellation of indebtedness; (e) other shares of stock that have a fair market value, as such fair market value determined by the Board on the date of surrender, equal to the aggregate exercise price of the shares as to which the Option is exercised, provided that in the case of shares acquired, directly or indirectly, from the Company, such shares must have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (f) if, as of the date of exercise of an Option the Company then is permitting employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the applicable laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes; or (g) any combination of the foregoing methods of payment, in each case as the Optionee desires upon exercise of such Optionee’s Option.

(d)	$100,000 Limitation. The aggregate fair market value, determined as of the date of grant of the shares of the Stock with respect to which an Incentive Stock Option (determined without regard to this subparagraph) is first exercisable during any calendar year (under this Plan or under any other plan of the Company) by any Optionee shall not exceed $100,000. If such limitation would be exceeded with respect to an Optionee for a calendar year, the Incentive Stock Option shall be deemed a nonqualified stock option to the extent of such excess.

(e)	Early Exercise of Option. The Board may provide, in its sole discretion, that any Stock Option may be exercisable pursuant to an early exercise provision in the Stock Option, provided that the shares of Stock received upon such early exercise shall be subject to a Stock Restriction Agreement substantially in the form as attached hereto as Exhibit A. The Board may insert a paragraph substantially in the form of the following into a Stock Option to create an early exercise option:

Early Exercise. The Optionee may elect to exercise Optionee’s Option or any portion thereof before it is fully vested and hold such shares of Stock subject to the provisions of a Restricted Stock Agreement substantially in the form as attached hereto as Exhibit B.

(f)	Condition to Exercise. As a condition to the exercise of any Option, each Optionee hereby shall agree (a) to be bound by certain shareholder agreements or such other documents as may be required by the Company from time to time (the “Shareholder Agreements”) , (b) to be subject to all of the restrictions and conditions set forth in such Shareholder Agreements applicable to holders of Common Stock of the Company, and (c) to execute such further documents as may be necessary to evidence the joinder of the Optionee as a party to such Shareholder Agreements. Further, all certificates representing shares of Stock issued upon exercise of any Option shall bear such legends as may be required by the Shareholder Agreements.

7.	Forms of Stock Option Agreements. All Options shall be evidenced by a written agreement substantially in the form of incentive or nonqualified stock option agreements attached hereto as (i) Exhibit B-1 or Exhibit C-1, with respect to the first Option granted to an individual, or (ii) Exhibit B-2 or Exhibit C-2, with respect to subsequent Options granted to such individual, as applicable, each of which are incorporated herein by reference (the “Form Option Agreements”) or such other form or forms as may be approved by the Board consistent with the terms of this Plan. The Board shall have the authority from time to time to vary the terms of the Form Option Agreements either in connection with the grant of an Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended standard form or forms of stock option agreement shall be in accordance with the terms of the Plan.

8.

Transfer of Control Upon a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or stock of the Company are sold, leased, transferred or otherwise disposed of (other than a mere reincorporation transaction or one in which the holders of voting capital stock of the Company immediately prior to such merger or consolidations continue to hold at least a majority of the voting power of the surviving corporation) (a “Transfer of Control”), then, except as otherwise provided in a particular stock option agreement approved by the Board, any unexercisable portion of an outstanding Option that would otherwise become exercisable within twelve (12) months following the effective time of the Transfer of Control shall become immediately exercisable as of a date prior to the Transfer of Control, which date shall be determined by the Board. Upon the occurrence of a Transfer of Control, each outstanding Option, to the extent not exercised prior to the Transfer of Control, shall terminate as of the effective time of the Transfer of Control, unless such Option is assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof). The exercise of any Option that was permissible solely by reason of this Paragraph 8 shall be conditioned upon the consummation of the Transfer of Control.

9.	Effect of Change in Stock Subject to Plan. The Board shall make appropriate adjustments in the number and class of shares of the Stock subject to the Plan and to any outstanding Options and in the option price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company.

10.	Options Non-Transferable. Except as otherwise provided in a stock option agreement, no Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. During the lifetime of an Optionee, an Option shall be exercisable only by such Optionee.

11.	Termination or Amendment. The Board may amend, suspend or terminate the Plan or any portion thereof at any time. The Board may amend, modify or terminate any outstanding Option; provided, however, that no amendment authorized hereby may adversely affect the rights of any Optionee under any then outstanding Option without the consent of the Optionee, unless such amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option. The Board shall be entitled to create, amend or delete appendices to this Plan as specified herein.

12.	Withholding. Each Optionee shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Options to such Optionee no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an award, when the Stock is registered under the Securities Exchange Act of 1934, as amended, Optionees may satisfy such tax obligations in whole or in part by delivery of shares of Stock, including shares retained from the Option creating the tax obligation, valued at their fair market value as determined by, or in a manner approved by, the Board in good faith; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to an Optionee.

13.	Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Optionee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

14.	Right of First Refusal.

(a)	Right of First Refusal. If any Optionee proposes to sell, pledge or otherwise transfer any shares of Stock acquired upon exercise of an Option (the “Exercise Shares”), the Company shall have the right to repurchase the Exercise Shares under the terms and subject to the conditions set forth in this Paragraph 14 (the “Right of First Refusal”).

(b)	Notice of Proposed Transfer. Prior to any proposed transfer of the Exercise Shares, the Optionee shall give a written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Exercise Shares, the name and address of the proposed transferee (the “Proposed Transferee”), the proposed transfer price and all other material terms and conditions of the proposed transfer.

(c)	Exercise of the Right of First Refusal. The Company shall have the right to purchase all, but not less than all, of the Exercise Shares at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Optionee of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s ability to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Optionee or issued by any other person with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Optionee shall thereupon consummate the sale of the Exercise Shares to the Company on the terms set forth in the Transfer Notice; provided however, that if the Transfer Notice provides for the payment for the Exercise Shares other than in cash, the Company shall have the option of paying for the Exercise Shares by the discounted cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to the Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest cancelled.

(d)	Failure to Exercise the Right of First Refusal. If the Company fails to exercise the Right of First Refusal within the period specified in Paragraph 14(c) above, the Optionee may conclude a transfer to the Proposed Transferee of the Exercise Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than one hundred twenty (120) days following delivery to the Company of the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, also shall be subject to the Right of First Refusal and shall require compliance by the Optionee with the procedure described in this Paragraph 14.

(e)	Transferees of the Transfer Shares. All transferees of the Exercise Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Exercise Shares or interests subject to the provisions of this Paragraph 14 providing for the Right of First Refusal with respect to any subsequent transfer.

(f)	Transfers Not Subject to the Right of First Refusal. The Right of First Refusal shall not apply to any transfer or exchange of the Exercise Shares if: (i) such transfer is in connection with a Transfer of Control; (ii) such transfer is to one or more members of the Optionee’s immediate family (or a trust for their benefit) provided all such transferees agree in writing to the restrictions of Paragraph 14(e); or (iii) such transfer has been approved by the Board, which approval may be granted or withheld in its complete discretion.

(g)	Assignment of the Right of First Refusal. The Company shall have the right to assign the Right of First Refusal at any time.

(h)	Stock Dividends Subject to First Refusal Right. If, from time to time, there is any stock dividend, stock split, recapitalization, reclassification or other change in the character or amount of any of the outstanding stock of the Company, the stock of which is subject to the provisions of an option agreement issued pursuant to the Plan, then, in such event, any and all new substituted or additional securities to which the Optionee is entitled by reason of the Optionee’s ownership of the shares acquired upon exercise of an Option shall be immediately subject to the Right of First Refusal with the same force and effect as the shares subject to the Right of First Refusal immediately before such event.

(i)	Early Termination of the Right of First Refusal. The other provisions of this Paragraph 14 notwithstanding, the Right of First Refusal shall terminate, and be of no further force and effect, upon the earlier of (i) the occurrence of a Transfer of Control, unless the surviving, continuing, successor, or purchasing corporation, as the case may be, assumes the Company’s rights and obligations under the Plan or (ii) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (x) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (y) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

(j)	Escrow. To ensure shares of Stock subject to Right of First Refusal will be available for repurchase, the Company may require an Optionee to deposit certificates evidencing the Exercise Shares in escrow with the Company or an agent of the Company.

15.	Legends. The Company may at any time place legends referencing any applicable federal or state securities law restriction on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to effectuate the provisions of this Paragraph. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

(a)	THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SHARES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SHARES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

(b)	THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN THE CORPORATION’S STOCK OPTION PLAN AND AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

(c)	THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF MADE ON OR BEFORE THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE OPTION IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) FOR A PERIOD OF ONE YEAR FROM THE DATE OF EXERCISE OF THE OPTION OR TWO YEARS FROM THE DATE OF GRANT OF THE OPTION.

16.	Initial Public Offering. The event of an initial public offering of stock made by the Company under the Securities Act, Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time as may be established by the underwriter for such initial public offering.

17.	Miscellaneous

(a)	Nothing in this Plan or any Option granted hereunder shall confer upon any Optionee any right to continue in the employ of the Company, or to serve as a director, consultant or advisor thereof, or interfere in any way with the right of the Company to terminate such Optionee’s employment at any time. Unless specifically provided otherwise, no grant of an Option shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Optionee shall have any claim to an Option until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company.

(b)	The Plan and the grant of Options hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

(c)	The terms of the Plan shall be binding upon the Company, and its successors and assigns.

(d)	This Plan and all awards taken hereunder shall be governed by the laws of the State of North Carolina, without regard to the conflicts of laws of North Carolina, without regard to the conflicts of laws rules of North Carolina.

(e)	If any provision of this Plan or a Form Option Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Form Option Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Form Option Agreement, it shall be stricken and the remainder of the Plan or the Form Option Agreement shall remain in full force and effect.

(f)	The Board may incorporate additional or alternative provisions for this Plan with respect to residents of one or more individual states to the extent necessary or desirable under state securities laws. Such provisions shall be set out in one or more appendices hereto which may be amended or deleted by the Board from time to time.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Plan was duly adopted by the Board of Directors of the Company on the 9th day of September, 2003 and approved by the shareholders of the Company on the 9th day of September, 2003.

INLET TECHNOLOGIES, INC.

By:
Fred D. Hutchison, Secretary

APPENDIX A

INLET TECHNOLOGIES, INC.

STOCK OPTION PLAN (the “Plan”)

Provisions Applicable to California Residents

Notwithstanding anything to the contrary otherwise appearing the Plan, the following provisions shall apply to any stock option or other award granted under the Plan to a resident of the State of California and, in the event of any conflict or inconsistency between the following provisions and the provisions otherwise appearing in the Plan, the following provisions shall control, solely with respect to options or other awards granted under the Plan to residents of the State of California:

•

At no time shall the total number of shares of Company stock issuable upon exercise of all outstanding stock options granted pursuant to this Plan and the total number of shares provided for under any bonus or similar plan or agreement of the Company exceed the limitations set forth in Rule 260.140.45 promulgated under the California Code, based on the number of shares of the Company which are outstanding at the time the calculation is made.

•

The exercise price of an option granted to a California resident may not be less than 85% of the “fair value” (as defined by Rule 260.140.50 promulgated under the California Code) of the Company’s common stock at the time the option is granted (or 110% of the “fair value” in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations at the time of such grant).

•	The exercise period of a stock option granted to a California resident shall be no longer than 120 months from the date the option is granted.

•	An option granted to a California resident shall not be transferable, other than by will or the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act of 1933, as amended.

•

An option granted to a California resident shall become exercisable at the rate of at least 20% per year over 5 years from the date the option is granted, subject to reasonable conditions such as continued employment. However, in the case of an option granted to a California resident who is an officer, director, or consultant of the Company or any of its affiliates, the option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

•

Unless employment is terminated for cause as defined by applicable law, the terms of the Plan or stock option agreement or a contract of employment, the right to exercise an option granted to a California resident in the event of termination of such optionee’s employment (to the extent that such optionee is otherwise entitled to exercise on the date of termination of employment) shall terminate as follows:

•	At least 6 months from the date of termination if termination was caused by death or disability; or

•	At least 30 days from the date of termination if termination was caused by an event other than death or disability.

•	The Plan shall terminate with respect to California residents on the earlier of ten years after the date the Plan is adopted or the date the Plan is approved by the shareholders of the Company.

•

The Plan shall be available to California residents only if the shareholders of the Company approve the Plan within 12 months before or after the date the Plan is adopted. Any option exercised by a California resident before such stockholder approval is obtained shall be rescinded if such stockholder approval is not subsequently obtained and such shares shall not be counted in determining whether the required stockholder approval is obtained.

•

Each California resident participating in the Plan will be provided with a copy of the Company’s annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties with the Company assure access to equivalent information.